Exhibit 10.40

THIRD AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT

SNAIL GAMES USA INC.,

a California corporation

and

CATHAY BANK,

a California banking corporation

Dated as of June 21, 2023

THIS THIRD AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of June 21, 2023, by and among SNAIL GAMES USA INC., a California corporation (“Borrower”), on the one hand, and CATHAY BANK, a California banking corporation (“Lender”), on the other hand.

A.	Lender heretofore extended to Borrower a (i) revolving line of credit in the original maximum principal amount of Nine Million and No/100 Dollars ($9,000,000.00) (the “Existing RLOC”), and (ii) a term loan in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Existing Term Loan”, and together with the Existing RLOC, collectively, the “Existing Loans”), pursuant to that certain Second Amended and Restated Revolving Loan and Security Agreement dated as of January 26, 2022, executed by and between Borrower and Lender (together with any and all amendments thereto or modifications thereof, the “Prior Agreement”). pursuant to which, among other things, Borrower granted to Lender a security interest in the Collateral (as defined in the Loan Agreement) to secure Borrower’s obligations to Lender in connection with the Loans.

B.	As of June 21, 2023, the outstanding principal balance of (i) the Existing RLOC is $9,000,000.00, plus accrued and unpaid interest therein, and (ii) the Existing Term Loan is $3,749,999.95, plus accrued and unpaid interest therein. The Existing Loans remain secured by the Collateral (as defined herein) pledged to Lender pursuant to the Prior Agreement.

C.	Lender perfected its security interests in and to the Collateral by causing to be filed (i) a UCC-1 financing statement with the Secretary of State of California on October 8, 2018, as Filing No. 187674427824, and (ii) a UCC-1 financing statement with the Secretary of State of California on July 2, 2021, as Filing No. U210063023418. Lender has a first priority security interest in the Collateral that is duly perfected under applicable Law.

D.	Borrower and Lender now desire, among other provisions, to (i) amend and restate the Prior Agreement and the related loan documents in their entirety, (ii) supersede and replace in their entirety the Prior Agreement with this Agreement, (iii) reduce the maximum principal amount of the Existing RLOC to Six Million and No/100 Dollars ($6,000,000.00), (iv) remove the borrowing base structure, (v) require the existing guarantors of the Existing Term Loan to guarantee both Existing Loans, (c) release the cash collateral pledged to Lender pursuant to that certain Security Agreement (Assignment of Deposit Account) dated as of January 26, 2022 executed by Borrower in favor of Lender (the “Assignment of Deposit Account”), and allow Borrower to use such cash collateral to pay down the outstanding principal balance of the Existing RLOC, all upon the terms and conditions more particularly set forth herein.

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS AND INTERPRETATIONS.

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms not defined herein shall have the meanings set forth in the Code, as defined below.

“Account” has the meaning set forth in Section 9102(a)(2) of the Code.

“Account Debtor” means a Person obligated on an Account, chattel paper or General Intangibles.

“Advance(s)” shall mean, individually and collectively, the Revolving Advances and the Term Loan Advances.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any Parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

“Agreement” means this Third Amended and Restated Revolving Loan and Security Agreement as amended, modified or supplemented from time to time. Each reference herein to “this Agreement,” “this Loan Agreement” “herein,” “hereunder,” “hereof” or other like words shall include this Agreement, and any annex, exhibit or schedule attached hereto or referred to herein.

“Anti-Money Laundering Laws” shall mean the USA Patriot Act of 2001, the Bank Secrecy Act, as amended through the date hereof, Executive Order 1 3324—Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended through the date hereof, and other federal laws and regulations and executive orders administered by OFAC which prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (such individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanction and embargo programs), and such additional laws and programs administered by OFAC which prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on any of the OFAC lists.

“Borrower’s Operating Account” means Borrower’s demand deposit account with Lender, into which substantially all of Borrower receipts from its operations are deposited and from which substantially all of Borrower disbursements for its operations are made.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which California banks are authorized or required to close.

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“Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in Borrower) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange

Act of 1934), directly or indirectly, as a result of any single transaction, of fifty percent (50%) or more, of the total voting power of all classes of stock or other ownership interests then outstanding of any Borrower normally entitled to vote in the election of directors or analogous governing body.

“Closing Date” means the date that all conditions precedent under Section 6.1 of this Agreement are satisfied.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California, from time to time.

“Collateral” has the meaning set forth in Section 5.2 hereof.

“Current Liabilities” shall mean at any date the current liabilities of Borrower determined as of such date in accordance with GAAP.

“Debt Service Coverage Ratio” shall mean the ratio of (i) Borrower’s EBITDA, divided by (ii) the aggregate of all interests and the scheduled payments of principal and interest payable by Borrower to Lender under the Note, and all other scheduled payments of principal and interest payable by Borrower to Lender under any other notes.

“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.3 hereof.

“Deposit Account” means any deposit account (as defined in the Code) now or hereafter maintained by or for the benefit of Borrower, and all amounts therein, whether or not restricted or designated for a particular purpose, that has been pledged as collateral for any Obligation under this Agreement.

“Dollars or $” means United States dollars.

“EBITDA” means net income before tax, plus interest expense (net of capitalized income expense), depreciation expense and amortization expense.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” has the meaning set forth in Section 9102(a)(33) of the Code and includes, without limitation, all of Borrower’s furniture, fixtures, trade fixtures, tenant improvements owned by Borrower, all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute, and any and all regulations thereunder.

“Event of Default” means any of the events set forth in Section 10.1 of this Agreement.

“Fees and Costs” has the meaning set forth in Section 11.12 of this Agreement. “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a consistent basis, applied both to classification of items and amounts.

“General Intangibles” has the meaning set forth in Section 9102(a)(42) of the Code and shall include, without limitation, payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation, life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, software, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

“Goods” has the meaning set forth in section 9102(a)(44) of the Code. “Guarantor” means, individually and collectively, (i) Hai Shi, an individual, and (ii)

Ying Zhou, an individual.

“Guaranty” means that certain agreement duly executed by Guarantor, unconditionally and irrevocably guaranteeing payment and performance of Borrower’s obligations to Lender in connection with the Loan, as such agreement or agreements are originally executed and as such agreement or agreements may from time to time be reaffirmed, supplemented, modified or amended.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

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“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indemnified Person” has the meaning set forth in Section 10.4(c) of this Agreement.

“Inventory” means all of Borrower’s now owned and hereafter acquired goods, including software embedded in such goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and, including without limitation, all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

“Investment Property” has the meaning set forth in Section 9102(a)(49) of the Code.

“Loan” shall mean, individually and collectively, the Term Loan and Revolving Line of Credit.

“Loan Account” has the meaning set forth in Section 2.4.

“Loan Documents” means this Agreement and the Other Documents.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower or any subsidiary of Borrower or Guarantor, (ii) the ability of Borrower or Guarantor to duly and punctually pay or perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due), (iii) the value of the Collateral, or Lender’s liens on the Collateral or the privity of any such lien, or (iv) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the practical realization of the benefits of Lender’s rights or remedies.

“Material Litigation” shall have the meaning set forth in Section 7.10 hereof.

“Maximum Advance Amount” shall mean $6,000,000.00, subject to Section 2.1 hereof.

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“Note” shall mean, individually and collectively, the Revolving Note and Term Loan Note.

“Obligations” means all present and future Advances, loans, overdrafts, debts, liabilities, obligations, including, without limitation, all obligations of Borrower under any guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, evidenced by this Agreement or the Other Documents, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, trust receipt, loan, overdraft, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys’ fees (including attorneys’ fees and expenses incurred in bankruptcy), expert witness fees and expenses, fees and expenses of consultants, audit fees, letter of credit fees, closing fees, facility fees, termination fees, and any other sums chargeable to Borrower under this Agreement or the Other Documents.

“OFAC” shall mean the United States Department of the Treasury, Office of Foreign Assets Control.

“OFAC Prohibited Person” shall mean a country, territory, individual or person (i) listed on, included within or associated with any of the countries, territories, individuals or entities referred to on The Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons or any other prohibited person lists maintained by governmental authorities, or otherwise included within or associated with any of the countries, territories, individuals or entities referred to in or prohibited by OFAC or any other Anti-Money Laundering Laws, or (ii) which is obligated or has any interest to pay, donate, transfer or otherwise assign any property, money, goods, services, or other benefits from the property directly or indirectly, to any countries, territories, individuals or entities on or associated with anyone on such list or in such laws.

“Official Body” means any government or political subdivision or any agency, authority, bureau, commission, court or tribunal whether foreign or domestic.

“Other Documents” shall mean the Note, the Guaranty, and all other agreements, instruments and documents now or hereafter executed by Borrower and delivered to Lender in respect of the transactions contemplated by this Agreement.

“Overadvance” has the meaning set forth in Section 4.1.

“Parent” means any Person holding a majority of the equity interest in a corporation or limited liability company.

“Permitted Liens” means all of the following:

(a) liens in favor of Lender;

(b) purchase money security interests in specific items of Equipment;

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(c) leases of specific items of Equipment;

(d) liens for taxes not yet payable;

(e) security interests being terminated substantially concurrently with this Agreement; and

(f) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Potential Default” means any event, act or condition which, with notice or lapse of time or both, would constitute an Event of Default.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Receivables” means all of Borrower’s now owned and hereafter acquired Accounts, letter of credit rights, license fees, contract rights, chattel paper (including tangible chattel paper, electronic chattel paper, and intangible chattel paper), instruments (including promissory notes), drafts, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, Investment Property, supporting obligations and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

“Revolving Advance(s)” shall mean each advance, loan and financial accommodation from Lender to Borrower under the Revolving Line of Credit, whether now existing or hereafter arising and however evidenced.

“Revolving Line of Credit” shall mean the revolving credit facility described in Section 2.1 hereof.

“Revolving Note” shall mean that certain Second Amended and Restated Revolving Promissory dated as of even date herewith in the principal amount of the Revolving Line of Credit executed by Borrower in favor of Lender.

“Revolving Maturity Date” shall mean December 31, 2023.

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“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to Lender in a manner acceptable to Lender, in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing (other than securities or interest having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supporting Obligations” has the meaning set forth in Section 9102(77) of the Code.

“Term Loan” shall mean the term loan described in Section 2.2 hereof.

“Term Loan Advance(s)” shall each advance, loan and financial accommodation from Lender to Borrower under the Term Loan, whether now existing or hereafter arising and however evidenced.

“Term Loan Note” shall mean that certain Promissory Note dated as of January 26, 2022, in the principal amount of the Term Loan executed by Borrower in favor of Lender.

“Term Loan Maturity Date” means January 26, 2024.

“Toxic Substance” shall mean and include any material present on any facility of Borrower which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

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1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. In addition, unless otherwise specified herein all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

1.3 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and references to the singular include the plural; references to any gender include any other gender; the part includes the whole; the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words, “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Other Documents to this Agreement or any of the Other Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

1.4 Exhibits and Schedules. All of the exhibits and schedules attached hereto shall be deemed incorporated herein by reference.

1.5 No Presumption Against Any Party. Neither this Agreement, any of the Other Documents, any other documents, agreement, or instrument entered into in connection herewith, nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement, the Other Documents, and all other documents, instruments, and agreements entered into in connection herewith have been reviewed by each of the parties and by their respective counsel and shall be construed and interpreted according to the ordinary meanings of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

1.6 Independence of Provisions. All agreements and covenants hereunder, under the Other Documents and the other documents, instruments, and agreements entered into in connection herewith shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

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2. CREDIT FACILITIES.

2.1  Revolving Line of Credit.

(a) Subject to the terms and conditions contained herein, Lender will make Advances to Borrower from the Closing Date until the Revolving Maturity Date, which may be borrowed, repaid and reborrowed, in aggregate amounts outstanding at any one time equal to (i) the Maximum Advance Amount, less (ii) the outstanding Advances, minus such reserves as Lender may reasonably deem proper and appropriate from time to time (the “Revolving Line of Credit”).

(b) [Reserved.]

(c) Advance Request Procedures. Borrower shall notify Lender prior to 10:00 a.m., Los Angeles time, on a Business Day, of Borrower’s request for a Revolving Advance that day. Each such notice shall specify the date such Advance is to be made, the amount of such Revolving Advance, and shall comply with such other requirements as Lender determines are reasonable or desirable in connection therewith. Any written request for a Revolving Advance received by Lender after 10:00 a.m. (Los Angeles time) shall not be considered by Lender until the next Business Day. Should any amount be required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Agreement, or with respect to any Obligations, the same shall be deemed a request for an Advance as of the date such payment is due in the amount required to pay in full such interest, fees, charges or Obligation under this Agreement or any Other Agreement, and such request shall be irrevocable.

(d) Note. Revolving Advances shall be evidenced by the Revolving Note issued by Borrower to Lender.

2.2 Term Loan.

(a) Subject to the terms and conditions of this Agreement, Lender shall make a term loan to Borrower in the principal sum of Ten Million and No/100 Dollars ($10,000,000.00) (the “Term Loan”). The Term Loan shall be disbursed to Borrower in a single Term Loan Advance.

(b) Term Note. The Term Loan Advance shall be evidenced by the Term Loan Note issued by Borrower to Lender.

(c) Interest and principal payments under the Term Loan shall be due and payable to Lender pursuant to the provisions of the Term Loan Note.

2.3 Use of Proceeds.

(a) All Advances made to or for the benefit of Borrower shall be used solely for working capital and general corporate purposes. Lender shall have no obligation to monitor or verify the use or application of any Advance disbursed by Lender.

(b) Borrower shall not, directly or indirectly, use all or any part of any Advance for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (the “Board of Governors”) or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates or is inconsistent with Regulation X of the Board of Governors, unless such use has been expressly approved in writing by Lender, in its discretion.

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2.4 Loan Account/Deposit Account. Lender shall maintain on its books a record of account (“Loan Account”) in which Lender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility set forth in this Agreement; provided, however, the failure by Lender to so record each Advance shall not adversely affect Lender. Each Advance made by Lender shall be deposited in Borrower’s Operating Account, as applicable.

2.5 Manner of Payment.

(a) Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Lender, in each case on or prior to 12:00 p.m., Los Angeles time, in Dollars and in immediately available funds.

(b) Notwithstanding anything to the contrary contained herein, commencing with the first Business Day following the Closing Date, each borrowing of an Advance shall be advanced by Lender and each payment by Borrower on account of an Advance shall be applied first to those Advances advanced by Lender.

3. INTEREST.

3.1 Interest Rate. The Loan shall bear interest at the rate as set forth in the Note (the “Note Rate”).

3.2 Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on the unpaid principal amount of each Advance or other Obligation owing to Lender and on the unpaid amount of all interest, fees and other amounts payable hereunder that is not paid when due, payable on demand by Lender, at a rate per annum (the “Default Rate”) equal at all times to five percent (5%) per annum above the Note Rate.

4. PAYMENT OF OBLIGATIONS.

4.1 Overadvance on Revolving Line of Credit. If, at any time and for any reason, the aggregate principal amount of the outstanding Revolving Advances exceeds the Maximum Advance Amount (an “Overadvance”), Borrower shall immediately pay Lender, in cash, the amount of such Overadvance. Lender may apply such payments to the outstanding Advances or Obligations in such order and manner as Lender, in its sole and absolute discretion, may determine.

4.2 Maturity Date. On the Revolving Maturity Date, Borrower shall pay and perform in full all outstanding Revolving Advances and all other Obligations arising thereunder, whether for principal, interest, costs, fees or otherwise. On the Term Loan Maturity Date, Borrower shall pay and perform in full the outstanding principal amount of the Term Loan and all other Obligations arising thereunder, whether for principal, interest, costs, fees or otherwise.

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4.3 Manner of Payment. Principal and interest payments due under the Note and all other Obligations shall be withdrawn from Borrower’s Operating Account with Lender, or such other account with Lender as designated in writing by Borrower. In the event that Borrower’s Operating Account with Lender contains insufficient funds to make any payments under this Agreement, Borrower shall remit such payment from Borrower’s own funds.

4.4 Late Charge. If any payment due hereunder is not received or made within ten (10) days of the due date or there are insufficient funds in the Operating Account on the date Lender enters any debit authorized by this Agreement, without limitation, Lender’s other remedies in such an event, Lender shall apply a late charge in an amount equal to five percent (5%) of the unpaid portion of the scheduled payment or $35.00, whichever is less.

4.5 Loan Fees. On the Closing Date, Borrower agrees to pay to Lender, from Borrower’s own funds, for the benefit of Lender, a loan fee in the amount of $2,000.00. The loan fee shall be deemed fully earned when paid, and therefore, is nonrefundable.

5. SECURITY INTEREST.

5.1 Grant of Interest. To secure the payment and performance of all of the Obligations as and when due, Borrower hereby grants to Lender a first priority security interest in all Collateral.

5.2 Collateral. The Collateral shall constitute all of Borrower’s right, title and interest in all of the following assets whether now owned or hereafter acquired, and wherever located:

(a) All Accounts contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and General Intangibles, including, without limitation, all of Borrower’s cash, money, warehouse receipts, bills of lading, purchase orders, letters of credit, letter of credit rights, any client lists, any and all trade secrets, receipts of any kind or nature, documents, contracts and contract rights, invoices, licenses, insurance, and other tangible or intangible property of Borrower resulting from the sale or disposition of all of the foregoing, and all other personal property (including, without limitation, all of Borrower’s money, all personal property now or at any time in the future in Lender’s possession and credit balances); and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b) All Inventory, including all materials, work in process and finished goods.

(c) All Equipment, including all machinery, furniture, and fixtures of every type now owned or hereafter acquired by Borrower.

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(d) All of Borrower’s deposit accounts with Lender. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.

(e) All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.

(f) (i) All patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.

(g) All negotiable and nonnegotiable documents of title covering any Collateral.

(h) All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.

(i) All Supporting Obligations related to any of the foregoing;

(j) All substitutes or replacements for any Collateral, all cash or non-cash proceeds, product, rents and profits of any Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(k) All books and records related to any of the foregoing including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory.

(l) (all of the foregoing, together with all other property in which Lender may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the “Collateral”). Collateral shall not include any asset which on the Borrower’s books and records Borrower is holding in trust for third persons.

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5.3 Perfection.

(a) Lender may file or amend one or more financing statements disclosing Lender’s security interest in the Collateral. Borrower agrees that a photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower approves, authorizes and ratifies any filings or recordings made by or on behalf of Lender in connection with the perfection and continuation of Lender’s security interest with respect to the Collateral.

(b) Lender may file UCC-1 financing statements against specific items of Equipment, (or amend existing UCC-1 financing statements) in Lender’s sole discretion, and Borrower agrees to furnish to Lender sufficient identifying information, such as make, model and serial numbers, as Lender may request. Lender may also file a fixture filing in the real property records of the applicable county in California, to perfect its security interest in such items of Equipment as are or become fixtures.

(c) Upon demand, Borrower will deliver to Lender such other items of Collateral or will execute such documents as are appropriate to grant Lender possession or control of such Collateral as necessary to further perfect Lender’s security interest therein.

6. CONDITIONS PRECEDENT.

6.1 Conditions to Initial Advance. The Loan will close subject to each, every and all of the following conditions having occurred to the satisfaction of Lender:

(a) Accuracy of Representations and Warranties; No Default. The representations and warranties contained in Sections 7 and 8 below shall have been true and correct when made and shall be true and correct on and as of the Closing Date; and on the Closing Date, no Event of Default and no Potential Default shall have occurred and be continuing.

(b) Documents and Agreements. Borrower shall deliver to Lender the following documents, in form and substance satisfactory to Lender, in its sole and absolute discretion:

(i) An executed original of this Agreement;

(ii) The Note;

(iv) A Guaranty from each Guarantor;

(v) Such other documents, instruments and information as Lender shall require.

(c) Priority of Lender’s Liens. Lender shall have received the results of “of record” searches satisfactory to Lender in its sole and absolute discretion, reflecting its Uniform Commercial Code filing against Borrower indicating that Lender has a perfected, first priority lien in and upon all of the Collateral, subject only to such Permitted Liens which are also permitted to be senior to the lien of Lender.

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(d) Insurance. Lender shall have received copies of the insurance binders or certificates evidencing Borrower’s compliance with Section 9.2 of this Agreement, including lender’s loss payee endorsements.

(e) Organizational Documents. Lender shall have received copies of Borrower’s articles of incorporation or articles of organization, as applicable, and all amendments thereto, and a certificate of good standing (each certified by the California Secretary of State, and dated a recent date prior to the Closing Date), and Lender shall have received Certificates of Foreign Qualification for Borrower from the Secretary of State of each state wherein the failure to be so qualified could have a Material Adverse Effect.

(f) Certified Resolutions/Authorizations. Lender shall have received (i) copies of Borrower’s by-laws or operating agreement, as applicable, and all amendments thereto, and (ii) copies of the resolutions of the board of directors of Borrower or authorization of the managers of Borrower, as applicable, authorizing the execution and delivery of this Agreement, and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers or managers of Borrower to execute the same on behalf of Borrower certified by the Secretary or other acceptable officer, or the manager, as applicable, of Borrower as of the Closing Date.

(g) Landlord Waivers. If required by Lender, Lender shall have received duly executed landlord waivers and access agreements, in form and substance satisfactory to Lender, in Lender’s sole and absolute discretion, and, when deemed appropriate by Lender, in form for recording in the appropriate recording office, with respect to all leased locations where Borrower maintains any Collateral.

(h) Third Party Custody. In the event that any Collateral is in the possession of a third party, Borrower shall join with Lender in notifying such third party of Lender’s security interest and obtaining an acknowledgement from such third party that it is holding such Collateral for the benefit of Lender.

(i) Permits and Approvals. Verification and approval of all permits, approvals and authorizations required to pledge the Collateral to Lender.

(j) Fees. Borrower shall have paid all Fees and Costs payable by Borrower hereunder, including the Loan Fee due on the Closing Date, legal fees and costs incurred by Lender in connection with the preparation, negotiation and closing of this Agreement.

(k) Field Audit. If required by Lender, review and approval of field audit of Borrower verifying methodology and valuation of accounts receivable and inventory, performed by an agent designated by Lender, all to the satisfaction of Lender in its sole opinion and judgment.

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(l) Borrower’s Financial Statements. Review and approval of Borrower’s latest year to date month-end internally prepared consolidated financial statements and tax returns (with all forms K-1 attached), together with the similar dated aged accounts receivable and inventory reports, and any other financial statements and reports as required by Lender.

(m) Paydown of Existing RLOC. On the Closing Date, Borrower shall, using funds previously pledged to Lender pursuant to the Assignment of Deposit Account, reduce the outstanding principal amount of the Existing RLOC to an amount less than or equal to the Maximum Advance Amount. In the event the funds previously assigned to Lender pursuant to the Assignment of Deposit Account are insufficient to reduce the outstanding principal amount of the Existing RLOC to an amount less than or equal to the Maximum Advance Amount, Borrower shall paydown such outstanding balance with its own immediately available funds.

(n) Other Documents and Agreements. Lender shall have received such other agreements, instruments and documents as Lender may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Lender in Lender’s sole and absolute discretion, and in form for filing in the appropriate filing office, including, but not limited to, those documents listed in Section 6.1(c).

6.2 Conditions to all Advances. The obligation of Lender to make any Advance to Borrower (including the initial Advance) is further subject to and contingent upon the fulfillment of each of the following conditions to the satisfaction of Lender:

(a) The fact that, immediately before and after the making of any Advance, no Event of Default or Default shall have occurred or be continuing; and

(b) The fact that the representations and warranties of Borrower contained in this Agreement shall be true and correct on and as of the date of such borrowing.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER. In order to induce Lender to enter into this Agreement and to make the Advances, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

7.1 State of Organization, Existence and Authority.

(a) Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the State of California. Borrower has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Borrower is and will continue to be qualified and licensed to do business in California and all jurisdictions in which any failure to do so would have a Material Adverse Effect.

(b) Borrower is not in violation of any term of any of its organizational documents, agreement or instrument to which Borrower is a party or by which it or any of its properties (now or hereafter acquired) may be bound (except for violations which in the aggregate do not have a Material Adverse Effect).

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(c) The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby, and the creation of the lien granted under this Agreement: (i) have been duly and validly authorized, (ii) create legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors’ rights generally), (iii) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law which is binding upon Borrower or its property, (iv) do not constitute a breach of, or grounds for acceleration of, any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property and (v) do not require any consent, approval, license exemption or other action by any Official Body or any other person or entity except such as have already been given or shall be obtained on or before the Closing Date.

7.2 Name; Trade Names and Styles. The name of Borrower set forth in the heading to this Agreement is its correct name. All prior names of Borrower and all of Borrower’s present and prior trade names are listed on Exhibit “B” attached hereto. Borrower shall give Lender thirty (30) days’ prior written notice before changing its name or doing business under any other trade name. Borrower has complied, and will in the future comply, with all laws relating to the conduct of business under a fictitious business name.

7.3 Place of Business; Location of Collateral. Borrower’s address set forth in Section 11.4 hereof is the address and location of Borrower’s chief executive office. In addition, Borrower has places of business and tangible Collateral located only at the locations set forth on Exhibit “C” attached hereto. Borrower will give Lender at least thirty (30) days’ prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s address set forth in Section 11.4 or one of the locations set forth on Exhibit C” hereto.

7.4 Title to Collateral; Permitted Liens. Borrower is now, and will at all times in the future, be the sole owner of all the Collateral. Borrower has rights in and the power to transfer the Collateral. The Collateral is now, and will remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Lender has now, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens which are also permitted to be senior to the lien of Lender, and Borrower will at all times defend Lender and the Collateral against all claims of others. Borrower is not and will not become a lessee under any real property lease which does, or will, prohibit, restrain, impair Borrower’s right to remove any Collateral from the leased premises. Borrower will keep in full force and effect, and will comply with all the terms of, any lease of real property where any of the Collateral now or in the future may be located.

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7.5 Maintenance of Collateral. Borrower will maintain the Collateral consisting of Equipment in good working condition, and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Lender in writing of any material loss or damage to the Collateral.

7.6 Books and Records. Borrower has maintained and will maintain at Borrower’s Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

7.7 Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Effect. Borrower is now and will continue to be Solvent.

7.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law; and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. To the best of Borrower’s knowledge, Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms; and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.9 Compliance with Law. Borrower has complied, and will comply, in all material respects, with all provisions of all material foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, the Fair Labor Standards Act, and those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and environmental matters.

7.10 Litigation. There is no claim, suit, litigation, proceeding or investigation, pending, or to the best of Borrower’s knowledge, threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which if adversely determined against Borrower would result, either separately or in the aggregate, in a Material Adverse Effect (collectively, the “Material Litigation”). Borrower will promptly inform Lender in writing of any Material Litigation.

7.11 No Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

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7.12 No Advice. Borrower is not relying on Lender, Lender’s agents, or Lender’s consultants or attorneys as to the legal sufficiency, legal effect or tax consequences of this Agreement or the acquisition of assets relating hereto.

7.13 Continuing Warranties. Borrower’s representations and warranties set forth in this Agreement shall be true and correct at the time of execution of this Agreement and as of the Closing Date and shall survive the Closing Date and shall remain true and correct as of the date given.

8. RECEIVABLES / ACCOUNTS.

8.1 Representations Relating to Documents and Legal Compliance. Borrower represents and warrants to Lender as follows:

(a) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower’s books and records are and shall be genuine and in all respects what they purport to be.

(b) All sales and other transactions underlying or giving rise to each Account shall fully comply with all applicable laws and governmental rules and regulations.

(c) All documents, instruments, and agreements relating to all Accounts are and shall be legally enforceable in accordance with their terms.

8.2 Account Debtor Notifications. Borrower agrees and understands that the Loans shall be on a notification basis pursuant to which Lender shall, upon its election, directly collect and receive all proceeds and payments from the Accounts in which Lender has a security interest. In order to facilitate the foregoing, Borrower agrees to deliver to Lender, upon demand, any and all of Borrower’s records, ledger sheets, payment cards, and other documentation, in the form requested by Lender, with regard to the Accounts. Borrower further agrees that Lender shall have the right to notify each Account Debtor, pay such proceeds and payments directly to Lender, and to do any and all other things as Lender may deem to be necessary and appropriate, within its sole discretion, to carry out the terms and intent of this Agreement. Lender shall have the further right, where appropriate and within Lender’s sole discretion, to file suit, either in its own name or in the name of Borrower, to collect any and all such Accounts. Borrower further agrees that Lender may take such other actions, either in Borrower’s name or Lender’s name, as Lender may deem appropriate and within its sole judgment, with regard to collection and payment of the Accounts, without affecting the liability of Borrower under this Agreement or on the Indebtedness.

8.3 Verification. Lender may conduct monthly verifications of the outstanding balances of the account debtors to ensure accuracy of the aging and validity of the balances or the Collateral. Lender shall conduct verification requests from balances based on the most recent reporting period account receivables aging report.

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8.4 Lock Box. Borrower agrees that Lender may at any time require Borrower to institute procedures whereby the payments and other proceeds of the Accounts shall be paid by the Account Debtors under a remittance account or lock box arrangement with Lender, or Lender’s agent, or with one or more financial institutions designated by Lender. Borrower further agrees that, if no Event of Default exists under this Agreement, any and all of such funds received under such a remittance account or lock box arrangement shall, at Lender’s sole election and discretion, either be (1) paid or turned over to Borrower; (2) deposited into one or more accounts for the benefit of Borrower (which deposit accounts shall be subject to a security assignment in favor of Lender); (3) deposited into one or more accounts for the joint benefit of Borrower and Lender (which deposit accounts shall likewise be subject to a security assignment in favor of Lender; (4) paid or turned over to Lender to be applied to the Indebtedness in such order and priority as Lender may determine within its sole discretion; or (5) any combination of the foregoing as Lender shall determine from time to time. Borrower further agrees that, should one or more Events of Default exist, any and all funds received under such a remittance account or lock box arrangement shall be paid or turned over to Lender to be applied to the Indebtedness, again in such order and priority as Lender may determine within its sole discretion.

9. ADDITIONAL COVENANTS OF THE BORROWER.

9.1 Financial and Other Covenants. Borrower shall at all times comply with the following covenants:

(a) Operating Account. Borrower agrees to maintain Borrower’s Operating Account with Lender or any banking affiliate of Lender and keep such account at all times in good standing If Borrower does not maintain a separate operating account for its operations, but rather its operations are primarily administered through an operating account of Borrower’s parent or affiliate, then Borrower agrees to cause such parent or affiliate to maintain its primary operating account with Lender or any banking affiliate of Lender. Borrower shall also provide specific authorization to Lender to debit Borrower’s Operating Account for payments and fees due in connection with documentary credit financings, collections, loans and advances, if applicable, as they become due and payable.

(b) Minimum Debt Service Coverage Ratio. Borrower shall maintain a minimum Debt Service Coverage Ratio of at least 1.50 to 1.00, which shall be measured quarterly on a trailing twelve month basis, beginning with the calendar quarter ending September 31, 2023.

9.2 Insurance. Borrower shall, at all times, insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require (including, without limitation, credit insurance), and Borrower shall provide evidence of such insurance to Lender, so that Lender is satisfied that such insurance is, at all times, in full force and effect. All liability insurance policies of Borrower with respect to the Collateral shall name Lender as an additional insured, and all property, casualty and related insurance policies of Borrower with respect to the Collateral shall name Lender as a loss payee thereon and Borrower shall cause the issuance of a lender’s loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender, at its sole option, either (i) shall apply such proceeds to the prepayment of the Obligations in such order or manner as Lender may elect, or (ii) shall disburse such proceeds to Borrower for application to the cost of repairs, replacements, or restorations. All repairs, replacements or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Lender may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall give Lender no less than thirty (30) days written notice of any cancellation of any insurance required hereunder and shall promptly forward any Notice of Cancellation it receives from any of its insurers.

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9.3 Reports. Borrower, at its expense, shall provide Lender (or cause Guarantor to provide to Lender) with the written reports set forth below, (all in form, substance and detail satisfactory to Lender) by the dates specified:

(a) As soon as available but in no event later than forty-five (45) days following the end of each calendar quarter, commencing with the calendar month ending June 30, 2023, Borrower shall deliver to Lender (i) an accounts receivable aging report as of the last day of the prior calendar month, and (ii) an accounts payable aging report as of the last day of the prior calendar month, accompanied by any and all supporting documentation requested by Lender in its sole and absolute discretion, duly certified by Borrower’s authorized signatory.

(b) As soon as available but in no event later than sixty (60) days following the end of each calendar quarter, commencing with the calendar quarter ending June 30, 2023, Borrower shall deliver to Lender company prepared consolidated and consolidating quarterly financial statements of Borrower.

(c) [Reserved].

(d) As soon as available but in no event later than one hundred fifty (150) days following the end of Borrower’s fiscal year, a detailed customer address listing report for that fiscal year, including the customer’s name, address, telephone number and such other information required by Lender.

(e) As soon as available, and in no event later than one hundred fifty (150) days after the end of Borrower’s fiscal year, commencing with the fiscal year ending December 31, 2023, Borrower shall deliver to Lender annual consolidated financial statements of Borrower audited by an independent certified public accountant acceptable to Lender.

(f) Commencing with the 2022 tax year, as soon as available, and in no event later than 30 days after filing, Borrower shall deliver to Lender true and correct copies of Borrower’s Federal income tax returns (including all schedules and attachments) of Borrower (and copies of any filing extensions) prepared by an independent certified public accountant acceptable to Lender.

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(g) No later than forty-five (45) calendar days following the end of each period, Borrower shall deliver to Lender (i) quarterly royalty reports from each of Microsoft, Sony and Valve, beginning with the calendar quarter ending June 30, 2023, and (ii) If required by Bank, within twenty (20) days of Bank’s request, Borrower shall provide monthly bank statements describing any and all royalty payments from Microsoft and Sony for the prior time period. The royalty reports submitted to Lender shall contain supporting bank statements.

(h) Borrower shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice as frequently as Lender reasonably determines to be appropriate, but in no event less than once each year: (a) provide Lender and its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral of Borrower, and (b) permit Lender and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower’s books and records. Borrower shall, during normal business hours, from time to time upon two (2) Business Days’ prior notice permit Lender and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts for the Accounts, Inventory and other Collateral of Borrower. If an Event of Default has occurred and is continuing, Borrower shall provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to each of its suppliers and customers. Borrower shall make available to Lender and its counsel reasonably promptly originals or copies of all books and records that Lender may reasonably request. Borrower shall delivery any document or instrument necessary for Lender as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Lender will give Borrower at least two (2) days’ prior written notice of regularly scheduled audits.

(i) Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower as Lender may reasonably request.

9.4 Information.

(a) Borrower shall also furnish, or cause to be furnished, to Lender such additional information as Lender may from time to time reasonably request concerning Borrower’s business, and/or financial condition, or any item of Collateral.

(b) Promptly upon Borrower becoming aware of any Event of Default or Potential Default, Borrower shall give Lender notice thereof, together with a written statement setting forth the nature thereof and the steps which Borrower has taken or is taking to cure the same.

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(c) Promptly upon Borrower becoming aware thereof, Borrower shall give Lender written notice of: (i) any Material Adverse Effect and (ii) the commencement or existence of any proceeding by or before any Official Body against or affecting Borrower which is reasonably likely to be adversely determined and, if adversely decided, would have a Material Adverse Effect.

9.5 Access to Books and Records and Collateral.

(a) Borrower agrees to reimburse Lender immediately upon demand for all fees and out-of-pocket expenses for field exams and audits incurred as the result of the occurrence of an Event of Default which is continuing.

(b) Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower’s books or records at any location other than the location identified in Section 11.4 hereof without first notifying Lender of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Lender the same rights with respect to access to books and records and related rights as Lender has under this Agreement.

9.6 Negative Covenants. Borrower shall not, without Lender’s prior written consent, do any of the following:

(a) create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, guaranties, leasing, loans or advances, whether secured or unsecured, matured or un-matured, liquidated or unliquidated, direct or contingent, joint or several, except the liabilities of Borrower to Lender, and any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date of this Agreement;

(b) loan, invest in, or advance money or assets to any other person, enterprise or entity other than any loan, investment or advance to Borrower’s affiliates and subsidiaries;

(c) purchase, create or acquire any interest in any other enterprise or entity other than any purchase, creation or acquisition of interests in Borrower’s affiliates and subsidiaries;

(d) incur any obligation as surety or guarantor other than in the ordinary course of business;

(e) use any of the proceeds extended pursuant to this Agreement except for the purposes stated in this Agreement and related documents;

(f) declare or pay any dividends or other distributions with respect to, purchase, redeem, or otherwise acquire for value any of its outstanding stock, partnership interests or membership interests or return any capital of its shareholders, partners, members or managers without Lender’s prior written consent;

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(g) merge or consolidate with another entity;

(h) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof;

(i) acquire all or substantially all of the assets of any other entity;

(j) sell, transfer, assign, lease, license, or dispose of, all or a substantial or material portion of Borrower’s assets, except in the ordinary course of its business;

(k) mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets owned as of the date of this Agreement or hereafter acquired, or accelerate payment on any existing debt, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date of this Agreement;

(l) make any change in Borrower’s capital structure which would have a Material Adverse Effect;

(m) dissolve or elect to dissolve;

(n) change the state of its incorporation;

(o) change its legal name; or

(p) use the loan proceeds for any purpose other than as set forth in this Agreement.

(q) Transactions permitted by the foregoing provisions of this Section are only permitted if no Potential Default or Event of Default is continuing or would occur as a result of such transaction.

9.7 Litigation Cooperation. Borrower shall promptly inform Lender in writing of any proceedings (whether or not purportedly on behalf of Borrower) against Borrower involving an amount in excess of $150,000.00. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

9.8 Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may deem reasonably necessary or useful in order to perfect and maintain Lender’s perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this Agreement.

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9.9 Operating Account. Until such time as all of Borrower’s Advances have been paid in full and this Agreement has been terminated, Borrower agrees to maintain Borrower’s Operating Account at Lender. Borrower authorizes Lender to automatically deduct all payments required to be made by this Agreement from Borrower’s Operating Account.

9.10 Field Audits. Borrower shall permit Lender, on ten (10) Business Days’ prior notice, to conduct a field audit of Borrower verifying Borrower’s methodology and valuation of the Accounts, Inventory and other Collateral of Borrower, performed by an agent designated by Lender, all to the satisfaction of Lender in its sole opinion and judgment. In addition, Borrower shall, during normal business hours, from time to time upon ten (10) Business Days prior notice: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors, officers and employees of Borrower and to the Collateral of Borrower, and (b) permit Lender and any of its officers, employees and agents to inspect, audit and make extracts from Borrower’s books and records. Borrower shall, during normal business hours, from time to time upon one (1) Business Days prior notice permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts for the Accounts, Inventory and other Collateral of Borrower. If an Event of Default has occurred and is continuing, Borrower shall, at Borrower’s expense, provide such access to Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Lender with access to each of its suppliers and customers. Borrower shall reasonably promptly make available to Lender and its counsel originals or copies of all books and records that Lender may reasonably request. Borrower shall deliver any document or instrument necessary for Lender as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower. Lender will give Borrower at least ten (10) Business Days’ prior written notice of regularly scheduled field audits. Borrower shall reimburse Lender for any cost incurred for such field audits. Unless an Event of Default has occurred, Borrower shall be responsible for the cost of any such audit one (1) time each year and, in no event, at a cost not to exceed $300.00. Borrower hereby authorized Lender to debit (without offset) any such cost from Borrower’s primary operating account with Lender. In the event that Lender deems the results of any such audit to be unsatisfactory, in Lender’s sole opinion and judgment, then in such event, Lender may declare an Event of Default and terminate the Revolving Line of Credit.

9.11 Terrorism and Anti-Money Laundering. Borrower warrants and agrees as follows:

(a) As of the date hereof and throughout the term of the Loan: (i) Borrower; (ii) any Person controlling or controlled by Borrower; (iii) if Borrower is a privately held entity, any Person having a beneficial interest in Borrower; or (iv) any Person for whom Borrower is acting as agent or nominee in connection with this transaction, is not an OFAC Prohibited Person.

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(b) To comply with applicable U.S. Anti-Money Laundering Laws and regulations, all payments by Borrower to Lender or from Lender to Borrower will only be made in Borrower’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank” within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the regulations promulgated thereunder by the U.S. Department of the Treasury, as such regulations may be amended from time to time.

(c) To provide Lender at any time and from time to time during the term of the Loan with such information as Lender determines to be necessary or appropriate to comply with the Anti-Money Laundering Laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of Borrower, any Person controlling or controlled by Borrower or any Person having a beneficial interest in Borrower, from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(d) The representations and warranties set forth in this Section 9.11 shall be deemed repeated and reaffirmed by Borrower as of each date that Borrower makes a payment to Lender under this Agreement and the Other Documents or receives any payment from Lender. Borrower agrees promptly to notify Lender in writing should Borrower become aware of any change in the information set forth in these representations.

9.12 Out-of-Debt Period. Borrower covenants and agrees that the Revolving Loan is extended to Borrower, and provided by Lender, with the understanding that it is to be utilized to finance the short-term business needs of Borrower and is not intended as a long-term loan. Borrower therefore agrees that during the term of the Revolving Loan and any renewals or extensions thereof, Borrower will maintain an outstanding principal balance of not more than Three Million ($3,000,000.00) for (30) consecutive days during any twelve (12) consecutive-month period of time from the Closing Date and continuing during the term of the Revolving Loan.

10. EVENTS OF DEFAULT AND REMEDIES.

10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay any amounts owed under this Agreement or any interest thereon or any other monetary Obligation; or

(b) Borrower shall fail to provide to Lender any notices or financial reports specified in this Agreement; or

(c) Borrower shall fail to perform any other non-monetary Obligation; or

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(d) Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any of Borrower’s officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

(e) Borrower shall fail to give Lender access to its books and records or the Collateral as provided herein, or shall breach any negative covenant set forth in Section 9.6 above; or

(f) Borrower shall fail to comply with the financial covenants (if any) set forth in Section 9.1 or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

(g) Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral; or

(h) Any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(i) Borrower breaches any material contract, lease or other obligation, which has or may reasonably be expected to have a Material Adverse Effect; or

(j) Dissolution, termination of existence, termination of business, insolvency or business failure of Borrower or Guarantor; or the appointment of a receiver, trustee or custodian, for all or any part of the other property of Borrower or Guarantor; or the assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

(k) Commencement of any proceeding against Borrower or Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not dismissed within sixty (60) days after the date commenced; or

(l) Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which would constitute a fraudulent, void or voidable transfer or transaction under the California Uniform Voidable Transactions Act; or

(m) Revocation or termination of, or limitation or denial of liability upon, any pledge of any material asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

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(n) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(o) Borrower shall suffer or experience any Change of Control without Lender’s prior written consent, which consent shall be in the discretion of Lender in the exercise of its reasonable business judgment; or

(p) Lender shall not have a valid first priority security interest in any item of Collateral, except as to items of Collateral which are subject to Permitted Liens that are also permitted to be prior; or

(q) There is any Material Adverse Effect; or

(r) The Guarantor revokes or attempts to revoke its Guaranty;

(s) Borrower, Guarantor or any of their Affiliates fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Other Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower, Guarantor or Affiliate of Borrower; or

(t) Borrower, Guarantor or any of their Affiliates commits a breach or default in the payment or performance of any other obligation of Borrower, Guarantor or such Affiliate under any instrument, agreement, guaranty or document evidencing, supporting or securing any other loan or credit extended by any other creditor to Borrower, Guarantor, or their Affiliates, or

(u) Borrower or Guarantor commits a breach or default in the payment or performance of any other obligation of Borrower or Guarantor, or breaches any warranty or representation of Borrower, under the provisions of any other instrument, agreement, guaranty, or document evidencing, supporting, or securing any other loan or credit extended by Lender, or by any affiliate of Lender, to Borrower or Guarantor (said financing is hereinafter referred to as “other financing”), including, but not limited to, any and all term loans, revolving credits, or flooring lines of credit extended from time to time to Borrower, or any Person signing this Agreement on behalf of Borrower or Guarantor, or any other Person with which Borrower or Guarantor is affiliated and is conducting business on the Property; or Borrower causes the other financing, or any portion thereof, to be refinanced or repaid with funds lent, advanced, paid, or contributed, in whole or in part, directly or indirectly, by any other commercial lender to or for the benefit of Borrower or Guarantor. For purposes of this Agreement, the term “commercial lender”, shall mean any bank, savings and loan association, savings association, savings bank, credit union, insurance company, commercial finance lender, and any other person or entity which engages in the business of lending money for commercial, investment, or business purposes.

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10.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

(a) Cease making any Advances under this Agreement or otherwise extending credit to Borrower under this Agreement or any other document or agreement;

(b) Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

(c) Exercise all rights and remedies available to a secured party under the Code;

(d) Take possession of, or obtain the appointment of a receiver to take control of, any or all of the Collateral wherever it may be found. For that purpose Borrower hereby authorizes Lender and Lender’s representatives to enter onto any of Borrower’s premises without interference to take possession of any of the Collateral, and remain on the premises, without charge for so long as Lender deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement.

(e) Require Borrower to assemble any or all of the Collateral and make it available to Lender or Lender’s representatives at places designated by Lender which are reasonably convenient to Lender or Lender’s representatives and Borrower;

(f) Complete the processing or repair of any Collateral prior to a disposition thereof; and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower’s premises, vehicles and other equipment and all other property without charge. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, as it pertains to the Collateral, in completing production of, advertising for sale, and selling or otherwise disposing of any Collateral as provided in the Code;

(g) Sell, lease, license or otherwise dispose of any of the Collateral as provided in the Code, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private dispositions, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as Lender deems reasonable, or on Lender’s premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale, lease, license or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

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(h) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, and, in Lender’s sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; and

(i) Demand and receive possession of any of Borrower’s federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

Notwithstanding the foregoing, Lender shall not dispose of any trademarks, trade names, copyrights, registrations, licenses, franchises or customer lists except in connection with foreclosure upon substantially all of Borrower’s assets as provided in the Code.

All expenses, costs, liabilities and obligations incurred by Lender (including attorneys’ Fees and Costs with respect to the foregoing) shall be due from Borrower to Lender on demand. Lender may charge the same to Borrower’s Loan Account, and the same shall thereafter bear interest at the same rate as is applicable in this Agreement.

10.3 Standards for Determining Commercial Reasonableness.

(a) Borrower and Lender agree that any disposition, as defined in the Code (“disposition”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

(i) Notice of the disposition is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least ten (10) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

(ii) Notice of the disposition describes the Collateral in general, non-specific terms;

(iii) The disposition is conducted at a place designated by Lender, with or without the Collateral being present;

(iv) The disposition commences at any time between 8:00 a.m. and 6:00 p.m., Los Angeles time; and

(v) With respect to any disposition of any of the Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.

(b) Lender shall be free to employ other methods of noticing and disposing of the Collateral, in its discretion.

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(c) Lender shall have no obligation to attempt to satisfy the Obligations by collecting them from any third Person which may be liable for them or any portion thereof, and Lender may release, modify or waive any collateral provided by any other third Person as security for the Obligation or any portion thereof, all without affecting Lender’s rights against Borrower. Borrower waives any right it may have to require Lender to pursue any third Person for any of the Obligations.

(d) Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and Lender’s compliance therewith will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(e) Lender may dispose of the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f) If Lender disposes of any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender and applied to the indebtedness of the purchaser. In the event that the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower will be credited with the proceeds of such disposition.

10.4 Power of Attorney.

(a) Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but Lender agrees to exercise the following powers in a commercially reasonable manner:

(i) Execute on behalf of Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect and maintain Lender’s security interest in the Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements;

(ii) Execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Lender’s Collateral or in which Lender has an interest;

(iii) Execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any notice of lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien;

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(iv) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Lender’s possession;

(v) Endorse all checks and other forms of remittances received by Lender;

(vi) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same;

(vii) Grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

(viii) Pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both;

(ix) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor;

(x) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and

(xi) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.

(b) Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lender (including attorneys’ fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Lender may charge the foregoing to Borrower’s Loan Account and the foregoing shall thereafter bear interest at the same rate specified in this Agreement. In no event shall Lender’s rights under the foregoing power of attorney, or any of Lender’s other rights under this Agreement, be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

(c) Borrower shall pay, indemnify, defend, and hold Lender, Lender’s affiliates and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with, or as a result of, or related to: (i) the execution, delivery, enforcement, performance, and administration of this Agreement and any Other Documents or the transactions contemplated herein, or (ii) any investigation, litigation, or proceeding related to this Agreement, any Other Document, or (iii) the use of the proceeds of the Advances provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or (iv) any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).

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(d) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This Section 10.4 shall survive the termination of this Agreement and the repayment of the Obligations.

10.5 Application of Proceeds After Event of Default Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Lender on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Lender’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Lender in connection with enforcing its rights and the rights of Lender under this Agreement and the Other Documents and any protective advances made by Lender with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Lender to the extent owing to Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of interest and fees due with respect to the Obligations; FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrower and/or whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) Lender shall receive amounts available to be applied pursuant to clauses “FOURTH” and “FIFTH” above.

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10.6 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a secured party in equity and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.

11. GENERAL PROVISIONS.

11.1 Application of Payments. Subject to Section 10.5 of this Agreement, all payments with respect to the Obligations may be applied, and in Lender’s sole discretion reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its sole discretion.

11.2 Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan Account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Advances.

11.3 [Reserved]

11.4 Notices. Any notice, demand or request required hereunder shall be given in writing (at the addresses set forth below) by any of the following means: (a) personal service; (b) electronic communication, whether by telex, telegram or telecopying; (c) overnight courier; or (d) registered or certified, first class U.S. mail, return receipt requested.

To Borrower:	To Lender:

SNAIL GAMES USA INC.	CATHAY BANK
12049 Jefferson Boulevard	9650 Flair Drive, 7th Floor
Culver City, California 90230	El Monte, CA 91731
Attn: Heidy Chow, CFO	Attn: Jane Ho, SVP

or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto pursuant to this section. Any notice, demand or request sent pursuant to subsection (c), above, shall be deemed received on the business day immediately following deposit with the overnight courier, and, if sent pursuant to subsection (d), above, shall be deemed received forty-eight (48) hours following deposit into the U.S. mail.

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11.5 Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

11.6 Integration. This Agreement and the Other Documents and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith. Lender and Borrower agree that this Agreement and the Other Documents reflect the intentions of the parties thereto and that parol evidence is not required to interpret them.

11.7 Amendment and Waivers. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender and clearly specifying the extent of the amendment or the waiver. Any waiver of an Event of Default or Potential Default shall not be deemed as continuing and shall not extend to any subsequent or other Event of Default or Potential Default. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Lender shall not waive or diminish any right of Lender later to demand and receive strict compliance therewith.

11.8 Borrower Waivers. Unless otherwise expressly required by this Agreement, Borrower hereby waives: (i) demand, protest, notice of protest and notice of dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, (ii) notice of default and (iii) notice of any action taken by Lender, unless expressly required by this Agreement.

11.9 No Liability for Ordinary Negligence. Neither Lender, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Lender, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Lender, but nothing herein shall relieve Lender from liability for its own gross negligence or willful misconduct.

11.10 Actions. Whether or not an Event of Default has occurred, Lender shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which Lender determines may affect (a) the Collateral; (b) Borrower’s or Lender’s respective rights or obligations under this Agreement; (c) the Advances; or (d) the disbursement of any proceeds of any Advance. Whether or not an Event of Default or Potential Default has occurred, Lender shall at all times have the right to take any or all actions which Lender determines to be necessary or appropriate to protect Lender’s interest in connection with the Advances.

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11.11 Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

11.12 Attorneys’ Fees, Costs and Charges.

(a) On demand, Borrower shall reimburse Lender for all costs and expenses, including, without limitation, reasonable attorneys’ fees costs and disbursements (and fees and disbursements of Lender’s in-house counsel) (collectively the “Fees and Costs”) expended or incurred by Lender in any way in connection with: (i) the enforcement of this Agreement or any Other Documents and the rights and remedies thereunder, including, without limitation, Fees and Costs incurred in connection with any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement in connection with such enforcement or workout; (ii) collecting any sum which is or becomes due to Lender; (iii) any proceeding, or any appeal; or (iv) the exercise of the power of attorney granted to Lender in this Agreement. Fees and Costs shall include, without limitation, all out-of-pocket fees and costs incurred by Lender in connection with the appraisal, inspection, assessment, evaluation and insuring of the Collateral, and all fees and costs incurred by Lender in connection with the negotiation and preparation of the this Agreement and the Other Documents, including reasonable attorneys’ fees. If litigation or other legal action is filed or commenced in connection with this Agreement or any of the Other Documents the prevailing party shall be entitled to its Fees and Costs. Fees and Costs shall include, without limitation, attorneys’ fees and costs incurred in connection with the following: (1) contempt proceedings; (2) discovery; (3) any motion, adversary proceeding, contested matter, submission or confirmation or opposition to plan of reorganization or any other activity of any kind in connection with a bankruptcy case or relating to any petition or the filing thereof under Title 11 of the United States Code; (4) garnishment, levy, and debtor and third party examinations; and (5) post judgment motions and proceedings of any kind taken to clarify, collect or enforce any judgment or award.

(b) All Fees and Costs to which Lender may be entitled pursuant to this Agreement may be charged by Lender to Borrower’s Loan Account and shall thereafter bear interest at the Note Rate specified in the Note.

11.13 Benefit of Agreement and Assignment.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void.

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(b) No consent by Lender to any assignment shall release Borrower from its liability for the Obligations. Lender may assign its rights and delegate their duties hereunder without the consent of Borrower.

(c) Lender reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any such syndication, assignment or participation, Lender may disclose all documents and information which Lender now or hereafter may have relating to Borrower or Borrower’s business. Any such syndication by Lender shall not require the consent of the Borrower or any other Lender. To the extent that Lender assigns its rights and obligations hereunder to a third Person, Lender thereafter shall be released from such assigned obligations to Borrower.

11.14 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

11.15 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(b) Participations.

(i) Lender may at any time, without the consent of, or notice to Borrower, sell participations (each a “Participation”) in all or a portion of Lender’s rights and obligations under this Agreement; provided that (x) Lender’s obligations under this Agreement shall remain unchanged; (y) Lender shall remain solely responsible to the other parties hereto for the performance of such obligation; and (z) Borrower, Lender shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement. Any agreement pursuant to which Lender sells such a participation shall provide that Lender shall retain the right to enforce this Agreement and approve any amendment, modification, or waiver of any provision of this Agreement.

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(ii) Borrower acknowledges that in the regular course of commercial banking business one or more lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(iii) Borrower authorizes Lender to disclose to any Participant, or any prospective Participant, any and all financial information in Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

11.16 Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

11.17 Indemnity. Borrower shall indemnify Lender and each of Lender’s respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 11.17 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Lender or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower will pay (or will promptly reimburse Lender for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 11.17 harmless from and against all liability in connection therewith.

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11.18 Captions. Headings have been set forth herein for convenience only and shall not affect the interpretation or meanings of any provisions of this Agreement. Unless the contrary is compelled by the context, everything contained in each article and section applies equally to this entire Agreement.

11.19 Independent Counsel. Borrower and Lender each acknowledge that: (i) they have had the opportunity to be represented by independent counsel in connection with this Agreement; (ii) they have executed this Agreement with the advice of such counsel, as applicable; (iii) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their representative counsel, as applicable; and (iv) the fact that this Agreement was prepared by Lender’s counsel as a matter of convenience shall have no import or significance.

11.20 Publicity. Lender is hereby authorized, at its expense and in its sole discretion, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

11.21 Governing Law; Jurisdiction; Venue.

(a) This Agreement and all acts and transactions hereunder and all rights and obligations of Lender and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles.

(b) As a material part of the consideration to Lender to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Lender’s option, be litigated in courts located within California, and that the exclusive venue therefor shall be Los Angeles County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

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11.22 Relationship of Parties. Lender shall not be deemed to be, nor does Lender or Borrower intend that Lender shall ever become, a partner, joint venturer, fiduciary, manager, controlling person or participant of any kind in the business or affairs of Borrower, whether as a result of this Agreement or any of the transactions contemplated by this Agreement. In exercising its rights and remedies under this Agreement, Lender shall at all times be acting only as a lender to Borrower within the normal and usual scope of activities of a lender.

11.23 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same document.

11.24 Release of Assignment of Deposit Account. Subject to the terms and conditions of this Agreement, including, but not limited to, the condition precedent set forth in Section 6.1(m) above, the Assignment of Deposit Account shall be deemed to be cancelled without further force and effect. The release provided herein does not and shall not, in any manner whatsoever, release, exonerate, reduce or otherwise affect any of Borrower’s indebtedness, duties or obligations to Lender under this Agreement or any of the Other Documents.

11.25 General Release.

(a) Except as to the obligations imposed upon Lender, as provided herein, Borrower, on behalf of itself, its respective successors and assigns, and each of them, does hereby forever relieve, release, acquit and discharge Lender and its predecessors, successors and assigns, and their respective past and present attorneys, accountants, insurers, representatives, affiliates, partners, subsidiaries, officers, employees, directors, and shareholders, and each of them (collectively, the “Released Parties”), from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys’ fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, which Borrower now owns or holds or has at any time heretofore owned or held or may at any time hereafter own or hold against the Released Parties, or any of them, by reason of any acts, facts, transactions or any circumstances whatsoever occurring or existing through the date of this Amendment, including, but not limited to, those based upon, arising out of, appertaining to, or in connection with the Recitals above, the Loans, the Existing Loans, the facts pertaining to this Agreement, any collateral heretofore granted to Lender or granted in connection herewith, or to any other obligations of Borrower to Lender, or the lending arrangements between Lender and Borrower.

(b) As to the matters released herein, Borrower and Guarantor, and each of them, expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

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(c) Borrower expressly waives and releases any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California, and any similar law of any state, territory, commonwealth or possession of the United States, or the United States, to the full extent that it may waive all such rights and benefits pertaining to the matters released herein. In connection with such waiver and relinquishment, Borrower acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true. Nevertheless, it is the intention of Borrower, through this Amendment, to fully, finally and forever release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto.

(d) To the best of Borrower’s knowledge, after diligent inquiry, as of the date hereof, there are no facts, acts, transactions or occurrences that would give rise to any claims or causes of action by it against Lender in connection with the Loans, the Existing Loans, the Other Documents, this Agree, the transactions contemplated hereby or thereby, or the Collateral (including, without limitation, claims or causes of action based upon any alleged act of fraud, misrepresentation, or concealment by Lender).

(e) Borrower is the sole and lawful owners of all right, title and interest in and to every claim and other matter which they purport to release herein, and it has not heretofore assigned or transferred, or purported to assign or transfer to any person or any entity claims or other matters herein released. Borrower shall indemnify, defend and hold Lender and the other Released Parties, and each of them, harmless from and against any claims, liabilities, actions, causes of action, demands, injuries, costs, and expenses (including, but not limited to, attorneys’ fees), based upon or arising in connection with any such prior assignment or transfer, or any such purported assignment or transfer, or any claims or other matters released herein.

11.26 JUDICIAL REFERENCE. THE PARTIES HEREBY AGREE THAT ANY CLAIMS, CONTROVERSIES, DISPUTES, OR QUESTIONS OF INTERPRETATION, WHETHER LEGAL OR EQUITABLE, ARISING OUT OF, CONCERNING OR RELATED TO THIS AGREEMENT AND ALL LOAN DOCUMENTS EXECUTED BY BORROWER SHALL BE HEARD BY A SINGLE REFEREE BY CONSENSUAL GENERAL JUDICIAL REFERENCE PURSUANT TO THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTS 638 ET SEQ., WHO SHALL DETERMINE ALL ISSUES OF FACT OR LAW AND TO REPORT A STATEMENT OF DECISION. THE REFEREE SHALL ALSO HAVE THE POWER TO HEAR AND DETERMINE PROCEEDINGS FOR ANCILLARY RELIEF, INCLUDING, BUT NOT LIMITED TO, APPLICATIONS FOR ATTACHMENT, ISSUANCE OF INJUNCTIVE RELIEF, APPOINTMENT OF A RECEIVER, AND/OR CLAIM AND DELIVERY. THE COSTS OF THE PROCEEDING SHALL BE BORNE EQUALLY BY THE PARTIES TO THE DISPUTE, SUBJECT TO THE DISCRETION OF THE REFEREE TO ALLOCATE SUCH COSTS BASED ON A DETERMINATION AS TO THE PREVAILING PARTY(IES) IN THE PROCEEDING. BY INITIALING BELOW THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING JUDICIAL REFERENCE PROVISIONS AND UNDERSTAND THAT THEY ARE WAIVING THEIR RIGHT TO A JURY TRIAL.

J. T.
Borrower’s Initials	Lender’s Initials

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the heading to this Agreement.

BORROWER:

SNAIL GAMES USA INC.,
a California corporation

By:	/s/ Jim Tsai
Name:	Jim Tsai
Its:	Chief Executive Officer

Address:	12049 Jefferson Boulevard Culver City, CA 90230

[Signatures Continued on Next Page]

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LENDER:

CATHAY BANK,
a California banking corporation

By:
Name:
Its:

Address:	9650 Flair Drive
El Monte, CA 91731
Telephone:	(626) 279-3676
Facsimile:	(626) 279-3705

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EXHIBIT A

[reserved]

EXHIBIT A-1

EXHIBIT B

TRADE NAMES

N/A

EXHIBIT B-1

EXHIBIT C

LOCATIONS OF COLLATERAL

1. 12049 Jefferson Boulevard, Culver City, CA 90230

EXHIBIT C-1